Exhibit 23  Consent of Independent Auditors



                        Independent Auditors' Consent


We consent to the incorporation by reference in the registration statements (No. 333-18557, No. 33-60113, and No. 333-18543) on Forms S-8 and No. 333-
20683 on Form S-3D of Capital City Bank Group, Inc. of our report dated March 8, 2004, with respect to the consolidated statements of financial condition of Capital City Bank Group, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareowners' equity, and cash flows, for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of Capital City Bank Group, Inc.

Our report refers to a change in method of recording stock-based compensation in 2003 and a change in method of accounting for goodwill and other intangible assets in 2002. Our report also refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to revise the 2001 consolidated financial statements, as more fully described in Note 6 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.



KPMG LLP
Jacksonville, Florida
March 10, 2004